Exhibit 99.(h)(3)(iv)

AMENDMENT TO
MASTER SERVICES AGREEMENT

          This Amendment, dated as of December 1, 2010 (the “Amendment”), amends the Master Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), HSBC Investor Portfolios, HSBC Investor Funds and HSBC Advisor Funds Trust (each, the “Trust”), dated April 1, 2003 and amended and restated on October 19, 2009 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          WHEREAS, the Trusts have requested that Citi provide certain reporting Services to each series of a Trust regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act (each, a “Money Market Fund”);

          WHEREAS, Citi has agreed to provide such services on the terms and conditions set forth below;

          NOW THEREFORE, Citi and the Trusts, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

          1. Amendment.

          Schedule D of the Agreement is hereby amended by the addition of the following services to the end of such Schedule:

          “Money Market Fund Reporting Services.

With respect to each Money Market Fund, Citi shall:

          A. Post the Money Market Fund’s schedules of investments on the Money Market Fund’s website monthly.

B. Prepare and file the Money Market Fund’s portfolio holdings and coordinate the compilation of other data with the Money Market Fund’s investment adviser for monthly filing with the Commission on Form N-MFP.”

          2. Representations and Warranties.

                    (a) Each Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

                    (b) Citi represents that it has full power and authority to enter into and perform this Amendment.

          3. Miscellaneous.

                    (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

                    (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

                    (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

                    (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		HSBC ADVISOR FUNDS TRUST

By:	/s/ Joseph Rezabek	By:	/s/ Richard A. Fabietti

Name:	Joseph Rezabek	Name:	Richard A. Fabietti

Title:	Vice President	Title:	President

HSBC INVESTOR PORTFOLIOS		HSBC INVESTOR FUNDS

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti	Name:	Richard A. Fabietti

Title:	President	Title:	President